Shore United Bank Opens Loan Production Office in West Ocean City, Maryland

EASTON, Md., April 24, 2017 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI) announced today that its banking subsidiary, Shore United Bank, opened a new Loan Production Office in West Ocean City, Maryland. W. Thomas Mears, former President and Chief Executive Officer of Shore Bank will lead the office.

"Mr. Mears has over 28 years of banking experience and has extensive market knowledge of the lower eastern shore," noted Shore Bancshares' President and Chief Executive Officer, Lloyd L. "Scott" Beatty, Jr. "This new loan production office was strategically selected to expand our footprint to the lower shore and to enhance our community banking model in West Ocean City." Pat Bilbrough, Shore United Bank's President and Chief Executive Officer, added "client relationships will be handled by local knowledgeable bankers to meet the needs of area businesses."

About Shore Bancshares, Inc.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank; one retail insurance producer firm, The Avon-Dixon Agency, LLC ("Avon-Dixon"), with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC ("Mubell"). Shore Bancshares Inc. engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

CONTACT: Lloyd L. Beatty, Jr., 410-763-7800